SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) April 4, 1996





                           CPI CORP.
________________________________________________________________
  (exact name of registrant as specified in its charter)



    Delaware                  0-11227              43-1256674
________________________________________________________________
(State or other jurisdiction (Commission file   (IRS Employer
 of incorporation)             Number)       Identification No.)




1706 Washington Avenue, St. Louis, Missouri        63103-1790
________________________________________________________________
(Address of principal executive offices)            (Zip code)




Registrants's telephone number, including area code (314) 231-1575
________________________________________________________________




________________________________________________________________
(Former name or former address, if changes since last report.)

                           SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          CPI CORP.
                                        (Registrant)





                             /s/  Barry Arthur
                                 -----------------------------
                                  Barry Arthur
                                  Authorized Officer and
                                  Principal Financial Officer


Dated:  April 16, 1996

ITEM 5.  OTHER EVENTS


A.  On April 4, 1996, CPI Corp. issued a press release announcing
    1995 results and plans to sell electronic publishing division.

B. On April 15, 1996, CPI Corp. issued a press release announcing an agreement to sell 50 photofinishing stores.

                                                       ITEM 5(A)

              CPI CORP. ANNOUNCES 1995 RESULTS
       AND PLANS TO SELL ELECTRONIC PUBLISHING DIVISION

     - Annual sales from continuing operations increase 1.8% to $526.7 million
     - Earnings from continuing operations increase to $17.7 million from $16.6 million
     - Net EPS of $1.02, after $0.24 charge on sale of electronic publishing, vs. $1.05 in 1994

St. Louis, MO, April 4, 1996 - CPI Corp. (NYSE--CPY) today reported that it has reached terms of an agreement to sell its electronic publishing division for approximately $5.0 million, plus about
$0.9 million in assumed liabilities, to a new company that consists of principals of Mills & Partners and Stephen D. Coffin, current executive vice president of CPI Electronic Publishing, with completion of a definitive agreement and closing expected in about 30 days. In discussing the sale, Alyn V. Essman, chairman and chief executive officer, said, "Although the division made significant progress in 1995, having reduced operating losses to $1.4 million from 1994's $2.9 million, with reasonable prospects for break-even operation in the near future, we believe its assets can be invested more productively in other segments of the CPI's operations that hold the most promise for continuing success."

For the fiscal year ended February 3, 1996, the company reported that 1995 sales, including those of discontinued operations, reached a record level of $543.3 million compared to the prior year's $533.2 million. Net sales from continuing operations totaled $526.7 million versus $517.5 million. Net earnings from continuing operations increased 6.1% to $17.7 million from $16.6 million. Including an after-tax net loss of $3.3 million on the discontinuance of the electronic publishing business, net earnings were $14.3 million versus $14.8 million. Earnings per share from continuing operations were $1.26 in 1995 compared to $1.18 in 1994. Including a loss of $0.24 from discontinued operations, 1995 net earnings per share were $1.02 compared to the prior year's $1.05. Weighted average shares outstanding were
14.0 million, down from 14.1 million for the previous year.

For the fourth quarter, net sales from continuing operations were $150.0 million compared to $149.6 million in 1994. Net earnings and net earnings per share from continuing operations were $12.3 million versus $12.6 million and $0.88 versus $0.91 for the fiscal years 1995 and 1994, respectively. Outstanding shares were up 1.9%.

Commenting on the results for all of 1995, Essman said, "The fourth quarter, as we all know, was disappointing, but excluding the changes resulting from the discontinued operations, we reached the goal we outlined in our December 18, 1995 press release."

In discussing continuing operations, Essman said, "We are pleased with the continuing positive customer response to the new technology-based marketing programs in the Portrait Studios and the resulting contributions of this core business. With expanded product offerings, some directed to a more upscale customer, the average sale increased significantly -- more than offsetting an anticipated decline in sittings -- and resulted in a slight increase in revenues to $279.5 million from $276.4 million. Earnings, however, grew 10.8% to $42.6 million from last year's
$38.5 million."

Regarding the Photofinishing segment, Essman said, "Sales decreased slightly to $188.4 million from the prior year's $191.2 million, mainly due to the closing of over 60 unprofitable locations during the year, even though same-store sales were moderately higher. Operating earnings declined to $3.3 million from $4.6 million, partially a result of the ongoing fiercely competitive environment in the industry." Essman went on to comment, "As previously discussed for some time, we have been engaged in strategic planning and analysis to identify those photofinishing markets with the best prospects for long-term growth. Based upon that work, we have decided to concentrate our future focus and investment on those markets that offer the highest potential and phase out of those that do not. By taking these actions, we believe we will strengthen our photofinishing business and improve future profitability."

"Sales in the Wall Decor segment increased 17.6% to $58.7 million from $49.9 million in 1994, with growth mainly the result of a net of 24 new stores opened in the year. Operating earnings were down slightly at $5.4 million versus $5.5 million."

In conclusion, Essman said, "The recent holiday season was one of the worst reported in many years for retailers, and compounded by the severe weather, created a disappointing end to what we really considered to be a good building year. We have laid a strong foundation in our portrait studio segment through significant investment in capital and customer service, and in the longer term we will benefit increasingly as we build on that foundation. Looking ahead, we should note that this heavy investment in capital and service creates a fixed charge that disproportionately penalizes low activity periods such as the upcoming 1996 first and second quarters."

CPI Corp. is a consumer services company operating over 1,800 retail locations, including 1,015 Sears Portrait Studios in the U.S., Puerto Rico and Canada, 611 CPI/Fox Photo/Proex photofinishing locations and 144 Prints Plus wall decor locations.

CONDENSED STATEMENTS OF EARNINGS - FOR THE 12 AND 52 WEEKS ENDED
FEBRUARY 3, 1996 AND FEBRUARY 4, 1995 (in thousands except per share amounts - unaudited)
                         12 Weeks Ended        52 Weeks Ended
                      --------------------  --------------------
                      02/03/96   02/04/95   02/03/96   02/04/95
                      ---------  ---------  ---------  ---------
Net Sales:
  Portrait studios    $  83,309  $  83,701  $ 279,518  $ 276,390
  One-hour
   photofinishing        46,472     47,838    188,408    191,187
  Wall decor             20,265     18,037     58,725     49,944
                      ---------- ---------- ---------- ----------
   Total net sales    $ 150,046  $ 149,576  $ 526,651  $ 517,521

Operating earnings:
  Portrait studios    $  18,793  $  18,734  $  42,612  $  38,470
  One-hour
   photofinishing         2,247      3,011      3,301      4,571
  Wall decor              4,930      5,295      5,357      5,491
                      ---------- ---------- ---------- ----------
   Total operating
      earnings           25,970     27,040     51,270     48,532
General corp. exp.        6,223      5,803     19,598     18,224
                      ---------- ---------- ---------- ----------
Income from operations   19,747     21,237     31,672     30,308
Net interest expense        939      1,587      4,597      4,338
Other income                258        171        563        443
                      ---------- ---------- ---------- ----------
Earnings from
  continuing
  operations before
  income taxes           19,066     19,821     27,638     26,413
Income tax expense        6,806      7,268      9,979      9,773
                      ---------- ---------- ---------- ----------
Net earnings from
  continuing
  operations             12,260     12,553     17,659     16,640
                      ---------- ---------- ---------- ----------
Losses from operations
  net of income tax
  benefits                 (253)      (707)      (898)    (1,818)
Loss on disposal net
  of income tax
  benefits of $1,372     (2,428)       -       (2,428)       -
                      ---------- ---------- ---------- ----------
  Total losses from
    discontinued
    operations           (2,681)      (707)    (3,326)    (1,818)
                      ---------- ---------- ---------- ----------
Net earnings          $   9,579  $  11,846  $  14,333  $  14,822
                      ========== ========== ========== ==========
Earnings (loss) per
  common share:
  From continuing
    operations        $    0.88  $    0.91  $    1.26  $    1.18
  From discontinued
    operations            (0.19)     (0.05)     (0.24)     (0.13)
                      ---------- ---------- ---------- ----------
  Net earnings        $    0.69  $    0.86  $    1.02  $    1.05
                      ========== ========== ========== ==========
Weighted average
  number of common
  and common
  equivalent shares
  outstanding            14,005     13,741     13,989     14,101
                      ========== ========== ========== ==========

CONDENSED BALANCE SHEETS - FOR FEBRUARY 3, 1996 AND FEBRUARY 4,
1995 (in thousands - unaudited)


                                      FEBRUARY 3,    FEBRUARY 4,
                                         1996           1995
                                      -----------    -----------
Assets

  Current assets:
   Cash and short-term investments    $   8,217      $  14,350
   Other current assets                  63,122         67,633
  Net property and equipment            167,944        159,125
  Net assets of business
    held for sale                         5,169            -
  Other assets                           54,664         59,373
                                      ----------     ----------
    Total assets                      $ 299,116      $ 300,481
                                      ==========     ==========




Liabilities and stockholders' equity

  Current liabilities                 $  62,641      $  69,767
  Long-term obligations                  54,804         59,742
  Other liabilities                       7,503          4,972
  Stockholders' equity                  174,168        166,000
                                      ----------     ----------
    Total liabilities and
      stockholders' equity            $ 299,116      $ 300,481
                                      ==========     ==========


                                                ITEM 5(B)


        CPI CORP. TO SELL 50 PHOTOFINISHING STORES

St. Louis, MO, April 15, 1996 -- CPI Corp. (NYSE--CPY) today announced that it has reached terms of an agreement to sell 50 of its 611 photofinishing stores to Wolf Camera, Inc. of Atlanta, GA., with closing expected by early June. CPI does not expect any gain or loss as a result of the transaction. The stores are located in Orlando, FL; Atlanta, Macon and Columbus, GA; Chicago, IL; and Chattanooga and Nashville, TN.

In making the announcement, Alyn V. Essman, chairman and chief executive officer, said, "This action is consistent with our ongoing strategic planning and analysis, concentrating our focus and investment on those photofinishing markets with the best prospects for long-term growth, and withdrawing from those that do not. As we stated most recently in our April 6, 1996 earnings release, by doing so, we would expect to strengthen our photofinishing business and improve future profitability."

CPI Corp. is a consumer services company with $527 million in fiscal 1995 sales, operating almost 1,800 retail locations, including 1,015 Sears Portrait Studios in the U.S., Puerto Rico and Canada, 611 CPI/Fox Photo/Proex photofinishing locations and 144 Prints Plus wall decor locations.